Exhibit 107

Calculation of Filing Fee Tables

Form S-3

(Form Type)

Senseonics Holdings, Inc.

(Exact Name of Registrant as Specified in its Certificate of Incorporation)

Table 1: Newly Registered Securities

	Security Type	Security Class Title	Fee Calculation Rule	Amount Registered	Proposed Maximum Offering Price Per Share	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee
Fees to Be Paid	Equity	Common Stock, $0.001 par value per share	457(o)	(1)	(2)	$106,600,000	0.00011020	$11,747.32(3)

	Total Fees Previously Paid				—	—	—	—

	Total Fee Offsets				—	—	—	—

	Net Fee Due				—	—	—	$11,747.32

(1)	An unspecified number of securities is being registered as may from time to time be offered at unspecified prices .

(2)	Estimated solely for the purpose of calculating the registration fee. The aggregate maximum offering price of all securities issued pursuant to this registration statement will not exceed $106,600,000.

(3)	The registration fee has been calculated in accordance with Rule 457(o) under the Securities Act of 1933, as amended.